



Your PROXY VOTE is important.

1. Visit **proxyvote.com/MGEE** to get started.
2. Type in your 16-digit control number (located on the enclosed Notice) to log in.
3. Follow the simple instructions to vote online at **proxyvote.com/MGEE**.

Have your control number that is listed on the enclosed Notice available to vote online.

Your **Vote** Counts

MGE ENERGY®



P02399-EPN

Frequently asked questions

MGE ENERGY

Why am I receiving this Notice of Internet Availability?

The Securities and Exchange Commission ("SEC") permits companies to send the enclosed "Notice" instead of a full printed set of proxy materials. The Notice provides instructions on how to view proxy materials, vote online and request a full set of printed materials by mail. There are advantages to MGE Energy sending a Notice instead of a full set of materials, including lowering costs and reducing the environmental impact from printing and mailing full sets of proxy materials.

How do I view the proxy materials online?

Go to **proxyvote.com/MGEE**, and enter your control number to get started. Your control number can be found on the enclosed Notice.

How do I vote my shares?

You may vote online or by phone. The Notice provides instructions to vote online or to request a paper copy of the materials to vote by postal mail or by phone.

What if I prefer to receive a paper copy of the proxy materials?

You can easily request a paper copy that will be mailed to you at no cost. Instructions on how to request a paper copy can be found in the *Get informed before you vote* section of the Notice.

May I receive proxy materials for future meetings by email rather than receive a Notice?

Yes. Use your control number to log in at **proxyvote.com/MGEE**, and see the Delivery Settings section to sign up for electronic delivery.

For more information about the SEC's Notice and Access Proxy Rules, visit **sec.gov/spotlight/proxymatters/e-proxy.shtml**.